MoneyGram International Announces Third Quarter 2007 Results

                 Money Transfer Volume Up 25 Percent;

  Retains JP Morgan For Strategic Review of Payment Systems Business


    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 17, 2007--MoneyGram
International, Inc. (NYSE:MGI):

($ in millions) except per share data             Q3      Q3      %
                                                  2007    2006  Change
Revenue                                         $341.6  $296.4   15.2%
Commissions Expense                              170.4   146.7   16.2%
Net Revenue                                      171.2   149.8   14.3%
Expenses                                         122.0   107.8   13.1%
Net Income                                      $ 34.3  $ 30.0   14.2%
Earnings per diluted share                      $ 0.41  $ 0.35   17.1%

Operating Margin                                  14.4%   14.2%

    MoneyGram International, Inc. (NYSE:MGI), today announced third quarter 2007 net income of $34.3 million, or $0.41 per diluted share, compared to $30.0 million, or $0.35 per diluted share in the third quarter of 2006.

    Third quarter 2007 results reflect:

    -- Global Funds Transfer segment revenue growth of 21 percent compared to the third quarter of 2006. The growth was driven by money transfer transaction volume growth of 25 percent and money transfer revenue growth of 25 percent.

    --  Net investment margin of 2.33 percent, as shown in Table One.

    -- Fee and other revenue of $242.7 million, up 21 percent from the third quarter of 2006, driven primarily by continued growth of money transfer transaction volume.

    -- Expenses increase of 13 percent, driven by increased headcount, depreciation and amortization, transaction and operations, and infrastructure costs supporting the growth in money transfer.

    Philip Milne, president and chief executive officer said, "Our money transfer business continues to generate a robust growth rate and we continue to make investments to strengthen our global brand, presence and infrastructure. We believe these investments position us well to drive future transaction growth and continue to capitalize on the growth trends in the global money transfer market."

    MoneyGram International also announced that it has retained JP Morgan to complete a strategic review of its Payment Systems business. Any material developments related to this review will be reported in a future press release or SEC filing.

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.

    Global Funds Transfer

    ($ in millions)

                                                  Q3      Q3      %
                                                  2007    2006  Change
                                                ----------------------
Revenue                                         $257.5  $213.5   20.6%
Commissions Expense                              110.4    87.9   25.6%
Net Revenue                                      147.0   125.5   17.1%
Operating Income                                $ 45.8  $ 38.6   18.7%
Operating Margin                                  17.8%   18.1%

    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 21 percent to $257.5 million. Revenue improved as a result of growth in money transfer transaction volume. Operating income increased 19 percent to $45.8 million in the third quarter of 2007 compared to the third quarter 2006. Operating margin decreased slightly to 17.8 percent in the third quarter of 2007 from 18.1 percent in the third quarter of 2006.

    Money transfer transaction volume grew 25 percent and money transfer revenue (see Table Four) grew 25 percent to $220.6 million compared to the third quarter of 2006. The money transfer agent network grew 33 percent to approximately 138,000 agent locations from the third quarter of 2006. As expected, money order transaction volume was down five percent.

    Payment Systems

    ($ in millions)

                                                   Q3     Q3     %
                                                  2007   2006  Change
----------------------------------------------------------------------
Revenue                                          $83.8  $82.5    1.6%
Commissions Expense                               59.9   58.7    2.1%
Net Revenue                                       23.8   23.8    0.3%
Operating Income                                 $ 6.6  $ 7.5  (12.2%)
Operating Margin                                   7.9%   9.1%

    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue increased slightly to $83.8 million in the third quarter of 2007 from $82.5 million in the third quarter of 2006. Operating income for the segment was $6.6 million and operating margin 7.9 percent in the third quarter of 2007, compared to $7.5 million and 9.1 percent in the third quarter of 2006.

    Balance Sheet Items and Share Repurchase

    At the end of the third quarter of 2007, MoneyGram International borrowed an additional $197.0 million under its credit facilities. The proceeds were invested in cash equivalents to supplement the company's unrestricted assets, as well as to fund the acquisition of PropertyBridge. The company has unrestricted assets (see Table Five) of cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory and other requirements are met during fluctuations in the value of investments. Net unrealized investment portfolio losses during the third quarter increased by approximately $230.0 million, a result of the illiquidity in the market for subprime asset backed securities and CDO's. The increase in net unrealized losses reduced unrestricted assets; however, this was partially offset by the additional borrowing. Unrestricted assets were $285.7 million at the end of the third quarter.

    In September, MoneyGram International announced it reached an agreement to acquire PropertyBridge, Inc., a leading provider of electronic payment processing services for the real estate management industry. MoneyGram International completed the acquisition on October 1.

    MoneyGram International bought back 470,000 shares at an average price of $26.56 per share in the third quarter. The Company has 5.2 million shares remaining under its current share buyback authorization.

    2007 Outlook

    The company expects the following financial results in the full year 2007 and specifically excludes any impact from the current strategic review of the Payment Systems business and the PropertyBridge acquisition:

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $670 million to $685 million a slight change from previous guidance of $665 million to $690 million.

    -- Net investment margin is expected to be in the range of 220 to 230 basis points, up from previous guidance of 200 to 215 basis points. Average portfolio balances are expected to be in the range of $6.2 - $6.3 billion for the year, unchanged from previous guidance.

    -- Income from continuing operations before taxes is expected to be in the range of $184 million to $188 million from previous guidance of $185 million to $190 million.

    -- Earnings per diluted share is expected to be in the range of $1.50 to $1.54, narrowing the range from previous guidance of $1.49 - $1.55.

    This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. The outlook does not reflect such events.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Table Four - Money Transfer Revenue

    Table Five - Unrestricted Assets

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss the third quarter of 2007. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling 888-680-0869 in the U.S. The participant passcode is 72747736. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on October 31, 2007. The replay of the call is available at 888-286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 73436523. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major product and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with $1.16 billion in revenue in 2006 and approximately 138,000 global money transfer locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of a key customer or inability to maintain our network in our Global Funds Transfer segment; (b) additional material changes in the market value of securities we hold and/or permanent impairments of portfolio securities; (c) outcome of the strategic review of the Payment Systems segment and the ability to continue to effectively operate the segment pending the outcome of the review; (d) risk of downgrade in our credit ratings which could affect our cost of funds and/or liquidity; (e) ability to manage credit risk related to our investment portfolio and our use of derivatives; (f) unexpected liquidity or capital needs and our ability to secure additional sources of capital; (g) ability to successfully develop and timely introduce new and enhanced products and services; (h) ability to protect and defend the intellectual property rights related to our existing and any new or enhanced products and services; (i) failure to continue to compete effectively;
(j) our and our agents' ability to comply with U.S and International regulatory requirements; (k) conducting money transfer transactions through agents in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (l) ability to manage security risks related to our electronic processing and transmission of confidential customer information; (m) ability to process and settle transactions accurately and the efficient and uninterrupted operation of our computer network systems and data centers; (n) ability to manage credit and fraud risks from our retail agents; (o) ability to manage reputational damage to our brand due to fraudulent or other unintended use of our services; (p) litigation or investigations of us or our agents that could result in material settlements, fines or penalties; (q) fluctuations in interest rates;
(r) ability to manage risks related to opening of new retail locations and acquisition of businesses; (s) material slow down or complete disruption in international migration patterns; (t) ability for us or our agents to maintain adequate banking relationships; (u) ability to manage risks associated with our international sales and operations;
(v) ability to maintain effective internal controls; (w) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (x) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.


                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)


                                         Three months ended
                                            September 30     2007 vs
                                          2007       2006      2006
                                       -------------------------------
                                           (Dollars in thousands)
Components of net investment revenue:
   Investment revenue                  $  102,000 $   96,406 $ 5,594
   Investment commissions expense (1)     (64,899)   (63,520) (1,379)
                                       -------------------------------
Net investment revenue                 $   37,101 $   32,886 $ 4,215
                                       ===============================

Average balances:
   Cash equivalents and investments    $6,304,433 $6,297,739 $ 6,694
   Payment service obligations (2)      4,788,379  4,743,030  45,349

Average yields earned and rates paid
 (3):
   Investment yield                          6.42%      6.07%   0.35%
   Investment commission rate                5.38%      5.31%   0.07%
Net investment margin                        2.33%      2.07%   0.26%



                                        Nine months ended
                                           September 30      2007 vs
                                         2007       2006       2006
                                      --------------------------------
                                          (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                 $  299,161 $  297,882 $   1,279
   Investment commissions expense
    (1)                                 (192,467)  (185,346)   (7,121)
                                      --------------------------------
Net investment revenue                $  106,694 $  112,536 $  (5,842)
                                      ================================

Average balances:
   Cash equivalents and investments   $6,265,515 $6,357,165  ($91,650)
   Payment service obligations (2)     4,747,844  4,813,544   (65,700)

Average yields earned and rates paid
 (3):
   Investment yield                         6.38%      6.26%     0.12%
   Investment commission rate               5.42%      5.15%     0.27%
Net investment margin                       2.28%      2.37%    -0.09%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($356.3 million and $390.0 million for the third quarter of 2007 and 2006, respectively, and $365.3 million and $385.9 million for the nine months ended September 30, 2007 and 2006, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
                                  (Dollars and shares in thousands,
                                       except per share data)
REVENUE:
   Fee and other revenue       $242,743  $200,894  $688,409  $556,862
   Investment revenue           102,000    96,406   299,161   297,882
   Net securities losses         (3,162)     (869)   (2,679)   (1,728)
                               --------- --------- --------- ---------
           Total revenue        341,581   296,431   984,891   853,016

   Fee commissions expense      105,453    83,144   295,744   226,246
   Investment commissions
    expense                      64,899    63,520   192,467   185,346
                               --------- --------- --------- ---------
           Total commissions
            expense             170,352   146,664   488,211   411,592

                               --------- --------- --------- ---------
            Net revenue         171,229   149,767   496,680   441,424

EXPENSES:
   Compensation and benefits     49,572    44,753   149,966   128,473
   Transaction and operations
    support                      44,277    41,318   128,129   112,615
   Depreciation and
    amortization                 13,944    10,419    37,835    28,197
   Occupancy, equipment and
    supplies                     11,975     9,314    33,377    26,748
   Interest expense               2,202     2,003     6,143     5,925
                               --------- --------- --------- ---------
        Total expenses          121,970   107,807   355,450   301,958

                               --------- --------- --------- ---------
Income before income taxes       49,259    41,960   141,230   139,466

Income tax expense               14,967    11,922    44,740    41,787

                               --------- --------- --------- ---------
NET INCOME                     $ 34,292  $ 30,038  $ 96,490  $ 97,679
                               ========= ========= ========= =========


Basic earnings per share
                               --------- --------- --------- ---------
Earnings per common share      $   0.42  $   0.36  $   1.16  $   1.16
                               ========= ========= ========= =========
Average outstanding common
 shares                          82,488    84,298    82,956    84,468
                               ========= ========= ========= =========

Diluted earnings per share
                               --------- --------- --------- ---------
Earnings per common share      $   0.41  $   0.35  $   1.15  $   1.13
                               ========= ========= ========= =========
Average outstanding and
 potentially dilutive common
 shares                          83,451    85,799    84,139    86,152
                               ========= ========= ========= =========


                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                             2007
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
 Global Funds Transfer   $226,636 $247,090 $257,453
 Payment Systems           83,197   86,092   83,759

Operating income:
 Global Funds Transfer     37,551   40,792   45,798
 Payment Systems            9,566    9,898    6,618

Operating Margin:
 Global Funds Transfer       16.6%    16.5%    17.8%
 Payment Systems             11.5%    11.5%     7.9%


                                             2006
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
 Global Funds Transfer   $182,987 $202,038 $213,451 $223,270 $821,746
 Payment Systems           80,685   90,875   82,468   83,069  337,097

Operating income:
 Global Funds Transfer     39,907   40,801   38,566   33,305  152,579
 Payment Systems           10,323   16,207    7,539    7,550   41,619

Operating Margin:
 Global Funds Transfer       21.8%    20.2%    18.1%    14.9%    18.6%
 Payment Systems             12.8%    17.8%     9.1%     9.1%    12.3%


                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)


           Money Transfer Revenue (including Urgent Bill Payment)
       ---------------------------------------------------------------
                                Quarter Ended
         March 31     June 30    September 30 December 31  Total Year
       ---------------------------------------------------------------
                           (Dollars in thousands)

   2004       86,198      95,174       102,764     111,234     395,370
   2005      111,296     124,545       132,802     139,083     507,726
   2006      144,987     161,917       176,220     186,728     669,852
   2007      190,104     209,190       220,582


                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)


                                             September 30 December 31
                                                 2007         2006
                                             ------------ ------------
                                              (Dollars in thousands)

Payment service assets                       $ 8,193,053  $ 8,568,713
Amounts restricted to cover payment service
 obligations                                  (7,907,393)  (8,209,789)
                                             ------------ ------------
Unrestricted assets (1)                      $   285,660  $   358,924
                                             ============ ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory and other requirements are met during the normal fluctuations in the value of investments.

    CONTACT: MoneyGram International, Inc.
             Investor Relations
             Tim Gallaher, 952-591-3840
             ir@moneygram.com